Exhibit 99.1

Operations Center 6201 15th Avenue Brooklyn NY 11219 www.amstock.com info@amstock.com (800) 937-5449

November 15, 2013

Tatiana Cohen
Tatiana.Cohen@sapinda.com

Registration:                          SAPINDA ASIA LTD
Company:                               SECUREALERT INC (NEW)
Account:                                18188 - 0000010218

Dear Ms. Cohen:

We have received your request regarding the above-referenced account.

As of October 31, 2013, the holdings of SECUREALERT INC (NEW), under account number 0000010218 are:

Book Held Shares (also known as DRS Shares)
DRS Number	Issuance Date	Amount
BK*0000258	08/29/2013	628,251
BK*0000268	09/24/2013	3,905,917
Total Shares		4,534,168

In the event you require additional assistance, please contact our Shareholder Services Department at the number listed above.

We trust the above information is helpful.

Sincerely,

/s/ Arianna Breyer

Arianna Breyer
Shareholder Services